Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Renalytix plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, nominal value £0.0025 per Share (1)(2)	Rule 457(c) and Rule 457(h)	13,153,828 (3)	$0.96 (4)	$12,594,790.31	0.0001102	$1,387.95

Total Offering Amounts					$12,594,790.31		$1,387.95

Total Fee Offsets							—

Net Fee Due							$1,387.95

(1)

These ordinary shares may be represented by American Depositary Shares (“ADSs”), each of which represents two ordinary shares of the registrant. ADSs issuable on deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6, as amended (File No. 333-239729).

(2)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Consists of 10,961,522 ordinary shares issuable pursuant to the Renalytix AI plc 2020 Equity Incentive Plan and (ii) 2,192,306 ordinary shares issuable pursuant to the Renalytix AI plc 2020 Employee Share Purchase Plan.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of Renalytix plc’s ADSs as reported on Nasdaq Global Market on September 27, 2023, divided by two.